Exhibit 23.4

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Northern Oil and Gas, Inc. (the “Registration Statement”) of the name Ryder Scott Company, L.P., the references to our report relating to estimates of the proved reserves, future production and income attributable to certain leasehold and royalty interests of Northern Oil and Gas, Inc. as of December 31, 2017, and our corresponding report letter, dated February 2, 2018. We also consent to all references to us contained in or incorporated by reference in such Registration Statement, including in the prospectus under the heading “Independent Petroleum Engineers.”.

/s/ Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado

October 23, 2018